EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 24, 2025, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Helen of Troy Limited on Form 10-K for the year ended February 28, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Helen of Troy Limited on Forms S-8 (File No. 333-154526; File No. 333-178217; File No. 333-227074; and File No. 333-227075).

/s/ GRANT THORNTON LLP

Dallas, Texas
April 24, 2025